EXECUTION COPY

AMENDMENT TO
WABASH NATIONAL CORPORATION
WARRANT TO PURCHASE SHARES OF COMMON STOCK

THIS AMENDMENT TO WARRANT TO PURCHASE COMMON STOCK (this “Amendment”) is made as of September 13, 2010 by and between Trailer Investments, LLC, a Delaware limited liability company (“Warrantholder”), and Wabash National Corporation, a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, the Warrantholder and the Company entered into that certain Warrant to Purchase Shares of Common Stock, dated as of August 3, 2009, which was subsequently amended and replaced by that certain Warrant to Purchase Shares of Common Stock dated as of May 28, 2010 (the “Warrant”); and

WHEREAS, the parties thereto desire to amend the Warrant as provided in this Amendment, for purposes of the offering of Warrant Shares (as defined in the Warrant) contemplated by the Company’s Registration Statement on Form S-3 (Registration No- 333-168944) and by any prospectus filed by the Company in connection therewith pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Offering”).

NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.Defined Terms.  Capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to them in the Warrant.

Section 2.Amendment to Section 9.  Section 9 of the Warrant is hereby amended, solely with respect to any exercise of the Warrant in connection with the Offering, by removing the definition of “Market Price” and inserting the following in place thereof:

“Market Price” means

(i)           in connection with an exercise of the Warrant by the Warrantholder or an underwriter for purposes of delivering shares to be sold in an underwritten public offering or block trade by the Warrantholder pursuant to an effective  registration statement of the Company (a “Public Offering”), the average of the daily volume weighted average prices, as reported by Bloomberg Financial L.P., of one share of Common Stock on the New York Stock Exchange, Inc. (the “NYSE”) for a period of five trading days consisting of the trading day ending immediately prior to the entering into of the underwriting agreement for such Public Offering and the four trading days prior to such date; and

(ii)           in all other circumstances other than a Public Offering, as of a particular date (the “Valuation Date”), the following: (A) if the Common Stock is then quoted on the NYSE, The Nasdaq Stock Market, Inc. (“Nasdaq”), the National Association of Securities Dealers, Inc. OTC Bulletin Board (the “Bulletin Board”) or such similar quotation system or association (together with the NYSE, Nasdaq and Bulletin Board, “Trading Markets” and each, a “Trading Market”), the average of the daily volume weighted average prices, as reported by Bloomberg Financial L.P., of one share of Common Stock on a Trading Market for a period of five trading days consisting of the trading day immediately prior to the Valuation Date and the four trading days prior to such date; or (ii) if the Common Stock is not then quoted on a Trading Market, the Fair Market Value of one share of Common Stock as of the Valuation Date, as jointly determined in good faith by the Board of Directors of the Company and the Warrantholder.  If the Common Stock is not then listed on a Trading Market, then the Board of Directors of the Company shall respond promptly, in writing, to an inquiry by the Warrantholder prior to the exercise hereunder as to the Fair Market Value of a share of Common Stock as determined in good faith by the Board of Directors of the Company.  In the event that the Board of Directors of the Company and the Warrantholder are unable to agree upon the Fair Market Value in respect of clause (ii) above, the Company and the Warrantholder shall jointly select an appraiser who is experienced in such matters.  The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne equally by the Company and the Warrantholder.

Section 3.Effect of Amendment.  The parties hereto agree that except as otherwise set forth herein, all terms of the Warrant shall remain in full force and effect.  In the event of any inconsistency or conflict between the Warrant and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

Section 4.Entire Agreement.  This Amendment and the Warrant, including the Appendices and other documents referred to therein which form a part thereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein.  From and after the execution of a counterpart hereof by the parties hereto, any reference to the Warrant shall be deemed to be a reference to the Warrant as amended hereby.

Section 5.Governing Law and Jurisdiction.  The construction, validity and interpretation of this Amendment and the exhibits and schedules hereto shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  Any dispute relating hereto shall be heard in the United States District Court for the Southern District of New York or any New York State court.

Section 6. Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall constitute an original, and all of which taken together shall constitute one instrument.  Any signature page delivered by a facsimile machine shall be binding to the same extent as an original signature page.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first written above.

WABASH NATIONAL CORPORATION

By:	/s/ Mark D. Weber
Name:	Mark D. Weber
Title:	Senior Vice President – Chief Financial Officer

TRAILER INVESTMENTS, LLC

By:	/s/ Allan D. Weinstein
Name:	Allan D. Weinstein
Title:	Vice President & Secretary